                                                                     EXHIBIT 4.2



                               MCDATA CORPORATION


                           INVESTORS' RIGHTS AGREEMENT

                                TABLE OF CONTENTS

                                                                                                                PAGE

SECTION 1.  DEFINITIONS..........................................................................................1
SECTION 2.  REGISTRATION; RESTRICTIONS ON TRANSFER...............................................................2

         2.1      Restrictions on Transfer.......................................................................2
         2.2      Demand Registration............................................................................3
         2.3      Piggyback Registrations........................................................................5
         2.4      Form S-3 Registration..........................................................................6
         2.5      Expenses of Registration.......................................................................7
         2.6      Obligations of the Company.....................................................................7
         2.7      Termination of Registration Rights.............................................................8
         2.8      Delay of Registration; Furnishing Information..................................................9
         2.9      Indemnification................................................................................9
         2.10     Assignment of Registration Rights.............................................................11
         2.11     Amendment of Registration Rights..............................................................11
         2.12     "Market Stand-Off" Agreement..................................................................12
         2.13     Rule 144 Reporting............................................................................12

SECTION 3.  COVENANTS OF THE COMPANY............................................................................12

         3.1      Basic Financial Information and Reporting.....................................................12
         3.2      Inspection Rights.............................................................................13
         3.3      Confidentiality of Records....................................................................13
         3.4      Key Employee Agreement; Consulting Agreement..................................................13

SECTION 4.  RIGHTS OF FIRST REFUSAL.............................................................................13

         4.1      Subsequent Offerings..........................................................................13
         4.2      Exercise of Right.............................................................................14
         4.3      Issuance of Equity Securities to Other Persons................................................14
         4.4      Transfer of Right of First Refusal............................................................14
         4.5      Excluded Securities...........................................................................14
         4.6      Special Preemptive Right of Holdings..........................................................15

SECTION 5.  CO-SALE RIGHT.......................................................................................17
SECTION 6.  EXCHANGE RIGHT......................................................................................19
SECTION 7.  MCDONNELL'S PUT RIGHT...............................................................................21
SECTION 8.  MISCELLANEOUS.......................................................................................22

         8.1      Governing Law.................................................................................22
         8.2      Survival......................................................................................22
         8.3      Successors and Assigns........................................................................23
         8.4      Entire Agreement..............................................................................23
         8.5      Severability..................................................................................23
         8.6      Amendment and Waiver..........................................................................23
         8.7      Termination of Certain Rights.................................................................24

         8.8      Delays or Omissions...........................................................................24
         8.9      Notices.......................................................................................24
         8.10     Attorneys' Fees...............................................................................24
         8.11     Titles and Subtitles..........................................................................25
         8.12     Counterparts..................................................................................27

                               MCDATA CORPORATION

                           INVESTORS' RIGHTS AGREEMENT

     THIS INVESTORS' RIGHTS AGREEMENT (the "AGREEMENT") is entered into as of the 1st day of October, 1997, by and among MCDATA CORPORATION, a Delaware corporation (the "COMPANY"), EMC CORPORATION, a Massachusetts corporation ("EMC") and the parties listed on Exhibit A hereto (the "INVESTORS" and each individually as an "INVESTOR").

                                    RECITALS

     WHEREAS, the Company proposes to issue up to 40,500,000 shares of its Class A Common Stock ("CLASS A COMMON") pursuant to the Common Stock Agreement (the "COMMON STOCK AGREEMENT") of even date herewith to McDATA Holdings Corporation, a Delaware corporation ("HOLDINGS");

     WHEREAS, the Company proposes to sell and issue up to 5,000,000 shares of its Class B Common Stock ("CLASS B COMMON") pursuant to the Common Stock Agreement to certain of the Investors; and

     WHEREAS, as a condition of entering into the Common Stock Agreement, the Investors have requested that the Company extend to them registration rights, information rights and other rights as set forth below.

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and in the Common Stock Agreement, the parties mutually agree as follows:

     SECTION 1. DEFINITIONS. As used in this Agreement the following terms shall have the following respective meanings:

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          "HOLDER" means any person owning of record Registrable Securities or any assignee of record of such Registrable Securities in accordance with Section
2.10 hereof.

          "INITIAL OFFERING" means the Company's first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

          "REGISTER," "REGISTERED," AND "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

          "REGISTRABLE SECURITIES" means (a) the Shares; and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, any such securities shall cease to be Registrable Securities following (i) a transfer of such securities registered under the Securities Act; (ii) a transfer of such securities in an open-market transaction under Rule 144; or (iii) a transfer of less than 500,000 shares of such securities to any person or entity other than the following persons and entities: a family member of the transferring Holder or a trust for the benefit of an such Holder and/or one or more of such Holder's family members, or a subsidiary, parent corporation, general partner, limited partner or retired partner of the transferring Holder (any of the foregoing persons may be referred to herein as a "RELATED TRANSFEREE").

          "REGISTRABLE SECURITIES THEN OUTSTANDING" shall be the number of shares determined by calculating the total number of shares of the Company's Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

          "REGISTRATION EXPENSES" shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

          "SEC" or "COMMISSION" means the Securities and Exchange Commission.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

          "SELLING EXPENSES" shall mean all underwriting discounts and selling commissions applicable to the sale, and any fees or expenses of counsel for the Holders.

          "SHARES" shall mean the Company's Class A Common Stock and Class B Common Stock issued pursuant to the Common Stock Agreement and held by the Investors listed on Exhibit A hereto and their permitted assigns.

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER

     2.1  RESTRICTIONS ON TRANSFER.

          (a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

               (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

               (ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

               (iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder (A) which is a partnership to its partners or former partners in accordance with their respective partnership interests, (B) which is a corporation to its stockholders in accordance with their interests in the corporation, (C) which is a limited liability company to its members or former members in accordance with their respective interests in the limited liability company, or (D) to the Holder's family member or trust for the benefit of the individual Holder; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

          (b) Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in this Agreement):

     "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

          (c) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

     2.2  DEMAND REGISTRATION.

          (a) Subject to the conditions of this Section 2.2 and the Delay Rights set forth in Section 6, if the Company shall receive a written request from the Holders of more than ten percent (10%) (fifty percent (50%) if the registration demanded would be the Company's Initial Offering) of the Registrable Securities then outstanding (the "INITIATING HOLDERS") that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities and resulting in gross proceeds to the Company and the selling stockholders, if any, of not less than $30 million (prior to expenses and underwriting commissions) and an offering price per share representing a pre-offering valuation of the Company of at least $500 million (an offering of Common Stock of the Company of such magnitude shall be referred to hereinafter as a "QUALIFIED PUBLIC OFFERING"), then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

          (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

          (c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

               (i) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective; or

               (ii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

               (iii) if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company's intention to make its Initial Offering within ninety (90) days;

               (iv) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company (the "BOARD"), it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or

               (v)  if a Nationally Recognized Investment Bank (as defined in
Section 6(b)(iv)) recommends to the Company that such registration be delayed.

     2.3 PIGGYBACK REGISTRATIONS. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of its Initial Offering, and at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for any other public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen
(15) days after the above-described notice from the Company (in the case of the Initial Offering) or ten (10) days after the above described notice (in the case of any other offering), so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

          (a) UNDERWRITING. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this
Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall (i) reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, or

(ii) reduce the amount of securities of the selling Holders included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. In no event will shares of any other selling stockholder be included in such registration which would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than fifty percent (50%) of the Registrable Securities proposed to be sold in the offering.

          (b) RIGHT TO TERMINATE REGISTRATION. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with
Section 2.5 hereof.

     2.4 FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

          (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

               (i) if Form S-3 (or any successor or similar form) is not available for such offering by the Holders, or

               (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000, or

               (iii) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of the Company stating that in the good faith judgment of the Board of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4;

provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period, or

               (iv) if the Company has, within the six (6) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4, or

               (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          (c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All such Registration Expenses incurred in connection with registrations requested pursuant to this Section 2.4 after the first two (2) registrations shall be paid by the selling Holders pro rata in proportion to the number of shares sold by each.

     2.5 EXPENSES OF REGISTRATION. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under
Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section
2.2 or Section 2.4, as applicable, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section
2.4 to a demand registration.

     2.6 OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days or, if earlier, until the Holder or Holders have completed the distribution related thereto.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

          (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d) Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (g) Furnish, at the request of a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders requesting registration of Registrable Securities.

     2.7 TERMINATION OF REGISTRATION RIGHTS. All registration rights granted under this Section 2 shall expire with respect to a particular Holder if (a) the Company has completed its Initial Offering and is subject to the provisions of the Exchange Act, (b) such Holder (together with its affiliates, partners and former partners) holds less than 1% of the Company's outstanding Common Stock or (c) all Registrable Securities held by and issuable to such Holder (and its affiliates, partners and former partners) may be sold under Rule 144 during any ninety (90) day period.

     2.8  DELAY OF REGISTRATION; FURNISHING INFORMATION.

          (a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

          (b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

          (c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if, due to the operation of subsection 2.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

     2.9 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and legal counsel of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder.

          (b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, and legal counsel and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, legal counsel, controlling person, underwriter or other Holder, or partner, officer, director, legal counsel or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this
Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the proceeds from the offering received by such Holder.

          (c)  Promptly after receipt by an indemnified party under this Section
2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

          (d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the proceeds from the offering received by such Holder.

          (e) The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

     2.10 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities which (a) is a Related Transferee, or (b) acquires at least five hundred thousand (500,000) shares of Registrable Securities (as adjusted for stock splits and combinations); provided, however, that (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

     2.11 AMENDMENT OF REGISTRATION RIGHTS. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the

Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

     2.12 "MARKET STAND-OFF" AGREEMENT. In connection with a Qualified Public Offering (as defined in Section 2.2), each Holder hereby agrees that such Holder shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period as may be specified by the representative of the underwriters of Common Stock (or other securities) of the Company and agreed to by EMC and the Company, provided that all executive officers and directors of the Company enter into similar agreements.

     Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. The obligations described in this Section 2.12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said period of time.

     2.13 RULE 144 REPORTING. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

          (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

          (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act;

          (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3. COVENANTS OF THE COMPANY

     3.1  BASIC FINANCIAL INFORMATION AND REPORTING.

          (a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

          (b) As soon as practicable after the end of each fiscal year of the Company, and in any event within seventy-five (75) days thereafter, the Company will furnish each Investor a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board.

          (c) The Company will furnish each Investor, as soon as practicable after the end of each month, a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

     3.2 INSPECTION RIGHTS. Each Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this
Section 3.2 with respect to a competitor of the Company or with respect to information which the Board determines in good faith is confidential and should not, therefore, be disclosed.

     3.3 CONFIDENTIALITY OF RECORDS. Each Investor agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information to any partner, subsidiary or parent of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 3.3.

     3.4 KEY EMPLOYEE AGREEMENT; CONSULTING AGREEMENT. The Company shall require all employees to execute and deliver a Key Employee Agreement substantially in the form attached hereto as Exhibit B-1 and shall require all consultants to execute and deliver a Consulting Agreement substantially in the form attached hereto as Exhibit B-2.

SECTION 4. RIGHTS OF FIRST REFUSAL.

     4.1 SUBSEQUENT OFFERINGS. Holdings (and not the Investors) shall have a right of first refusal to purchase any or all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.5 hereof. The term "EQUITY SECURITIES" shall mean (i) any Common Stock or Preferred Stock of the Company,
(ii) any security convertible, with or without consideration, into any Common Stock or Preferred Stock (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock or Preferred Stock or (iv) any such warrant or right.

     4.2 EXERCISE OF RIGHT. If the Company proposes to issue any Equity Securities, it shall give Holdings written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Holdings shall have fifteen (15) days from the giving of such notice to agree to purchase any or all of the Equity Securities that the Company proposes to issue for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to Holdings if by virtue of such offer or sale to Holdings the Company would be in violation of applicable federal securities laws.

     4.3 ISSUANCE OF EQUITY SECURITIES TO OTHER PERSONS. If Holdings fails to exercise in full its right of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which Holdings' right was not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company's notice to Holdings pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to Holdings in the manner provided above.

     4.4 TRANSFER OF RIGHT OF FIRST REFUSAL. The right of first refusal of Holdings under this Section 4 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.10.

     4.5 EXCLUDED SECURITIES. The foregoing right of first refusal shall have no application to any of the following Equity Securities ("EXCLUDED SECURITIES"):

          (a) shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

          (b) stock issued pursuant to any rights or agreements outstanding on or before the date of this Agreement, options, convertible securities and warrants outstanding on or before the date of this Agreement; and stock issued pursuant to any such rights or agreements granted after the date of this Agreement, provided that the rights of first refusal established by this Section 4 applied with respect to the initial sale or grant by the Company of such rights or agreements;

          (c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination, provided that such transaction has been approved by at least two-thirds (2/3) of the members of the Company's Board;

          (d) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

          (e) any Equity Securities issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution;

          (f) any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act;

          (g) shares of the Company's Common Stock or Preferred Stock issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that such strategic transactions and the issuance of shares therein, has been approved by at least two-thirds (2/3) of the members of the Company's Board; and

          (h) issuances of Equity Securities to persons or entities not affiliated with the Company for consideration other than cash.

     4.6 SPECIAL PREEMPTIVE RIGHT OF HOLDINGS. Notwithstanding anything to the contrary herein, if a proposed issuance of Equity Securities by the Company, or any other event, would result in Holdings' percentage interest in the voting power or value of all outstanding capital stock and/or stock equivalents of the Company, counted together, to fall below 80% (or 50% after a Qualified Public Offering, as defined herein), (i) the exclusions set forth in Section 4.5 will not apply to Holdings to the extent that issuance of any such Excluded Securities would result in Holdings owning less than such amounts and (ii) Holdings shall have the right to purchase Equity Securities in an amount sufficient to enable it to maintain the applicable ownership percentage. Such securities may be purchased by Holdings at the price and in the manner set forth herein; provided, that if the Excluded Securities are of the type set forth in
Section 4.5 (a), (b), (c) or (g), such securities may be purchased by Holdings at their Fair Market Value (as defined below). Such securities shall be Class A Common Stock unless Holdings and the Company decide otherwise. "FAIR MARKET VALUE" shall mean the fair market value of the shares of Class A Common, Class B Common, or other securities, as the case may be, as determined by a Nationally Recognized Investment Bank (as defined in Section 6(b)(iv) below) selected by the Board of Directors of the Company.

     4.7 RIGHT OF FIRST REFUSAL ON MCDONNELL SECURITIES. If, following a termination of Jack McDonnell's ("MCDONNELL") employment with New McDATA for any reason, McDonnell proposes to sell all or any portion of the Class B Common held by him (the "MCDONNELL SECURITIES"), Holdings shall have a right of first refusal to purchase the McDonnell Securities offered at the price offered by a third party. McDonnell shall not sell, assign, pledge, or in any manner transfer any of the McDonnell Securities or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, except by a transfer which meets the requirements hereinafter set forth.

          (a) If McDonnell desires to sell or otherwise transfer any McDonnell Securities, then McDonnell shall first give written notice thereof to Holdings. The notice shall name the proposed transferee and state the number of shares to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer.

          (b) For twenty (20) days following receipt of such notice, Holdings shall have the option to purchase any or all of the shares specified in the notice at the price and upon the terms set forth in such notice. In the event of a gift, property settlement or other transfer in which the proposed transferee is not paying the full price for the shares, and that is not otherwise exempted from the provisions of this Section 4.7, the price shall be deemed to be the Class B Fair Value (as defined in Section 6(b)(i)) of the McDonnell Securities. In the event Holdings elects to purchase any or all of the shares, it shall give written notice to McDonnell of its election and settlement for said shares shall be made as provided below in paragraph (d).

          (c)  Holdings may assign its rights hereunder.

          (d) In the event Holdings and/or its assignee(s) elect to acquire any of the McDonnell Securities as specified in McDonnell's notice, the Secretary of Holdings shall so notify McDonnell and settlement thereof shall be made in cash within thirty (30) days after the Secretary of Holdings receives McDonnell's notice; provided that if the terms of payment set forth in McDonnell's notice were other than cash against delivery, Holdings and/or its assignee(s) shall pay for said shares on the same terms and conditions set forth in McDonnell's notice.

          (e) In the event Holdings and/or its assignees(s) do not elect to acquire all of the shares specified in McDonnell's notice, McDonnell may, within the ninety-day period following the expiration of the option rights granted to Holdings and/or its assignees(s) herein, transfer the shares specified in McDonnell's notice that were not acquired by Holdings and/or its assignees(s) as specified in McDonnell's notice. All shares so sold by McDonnell shall continue to be subject to the provisions of this Section 4.7 in the same manner as before said transfer.

          (f) Anything to the contrary contained herein notwithstanding, the following transactions shall be exempt from the provisions of this Section 4.7:

               (1) McDonnell's transfer of any or all of the McDonnell Securities held either during McDonnell's lifetime or on death by will or intestacy to McDonnell's immediate family or to any custodian or trustee for the benefit of McDonnell or McDonnell's immediate family. "IMMEDIATE FAMILY" as used herein shall mean spouse, lineal descendant, father, mother, brother, or sister of McDonnell.

               (2) McDonnell's bona fide pledge or mortgage of any or all of the McDonnell Securities with a commercial lending institution, provided that any subsequent transfer of said McDonnell Securities by said institution shall be conducted in the manner set forth in this Section 4.7.

               (3) McDonnell's transfer of any or all of the McDonnell Securities to Holdings or EMC.

     In any such case, the transferee, assignee, or other recipient shall receive and hold such McDonnell Securities subject to the provisions of this
Section 4.7, and there shall be no further transfer of such McDonnell Securities except in accordance with this Section 4.7.

          (g) Any sale or transfer, or purported sale or transfer, of McDonnell Securities shall be null and void unless the terms, conditions, and provisions of this Section 4.7 are strictly observed and followed.

          (h) The McDonnell Securities shall bear on their face the following legend so long as the foregoing right of first refusal remains in effect:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL IN FAVOR OF McDATA HOLDINGS CORPORATION AND/OR ITS ASSIGNEE(S), AS PROVIDED IN A CERTAIN INVESTORS' RIGHTS AGREEMENT DATED AS OF OCTOBER 1, 1997 BY AND AMONG THE CORPORATION, McDATA HOLDINGS CORPORATION, EMC CORPORATION AND CERTAIN INVESTORS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO SUCH RIGHT IN VIOLATION OF THE TERMS OF SUCH RIGHT SHALL BE VOID."

          (i) Upon consummation of a Qualified Public Offering of securities of the Company, the right of first refusal set forth in this Section 4.7 shall terminate and be of no further force and effect except with respect to private sales of McDonnell Securities that are exempt from registration under the Securities Act.

SECTION 5. CO-SALE RIGHT. Certain holders of the Company's capital stock shall have a co-sale right as set forth below.

          (a) If Holdings proposes to transfer any shares of the Company's capital stock held by it in one or more related transactions, then Holdings shall promptly give written notice (the "NOTICE") to the Company and to (i) holders of all shares of the Class B Common issued to the Investors and (ii) holders of Class B Common issued or issuable upon exercise of options to purchase Class B Common granted under the Company's 1997 Stock Option Plan (the "PLAN") (the holders referred to in this clause (ii) may be referred to hereinafter as the "EMPLOYEE

HOLDERS" and together with the holders referred to in clause (i) above, as the "CLASS B HOLDERS"). The Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of shares of the Company's capital stock held by Holdings to be sold or transferred (the "HOLDINGS Shares"), the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. In the event the transfer is being made pursuant to the provisions of subsection
(h)(i) or (h)(ii) hereof, the Notice shall state under which subsection the sale or transfer is being made.

          (b) Each Class B Holder shall have the right, exercisable upon written notice to Holdings within twenty (20) after receipt of the Notice, to participate in such sale of Holdings Shares on the same terms and conditions. To the extent one or more of the Class B Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Holdings Shares that Holdings may sell in the transaction shall be correspondingly reduced.

          (c) Each Class B Holder may sell all or any part of that number of shares of Class B Common equal to the product obtained by multiplying (i) the number of Holdings Shares by (ii) a fraction the numerator of which is the number of shares of Class B Common owned, or issuable upon exercise of vested options granted under the Plan to purchase Class B Common held, by such Class B Holder at the time of the sale or transfer and the denominator of which is the total number of shares of the Company's capital stock owned by Holdings and the total number of shares of Class B Common owned, or issuable upon exercise of vested options granted under the Plan to purchase Class B Common held, by all Class B Holders at the time of the sale or transfer.

          (d) If a Class B Holder fails to elect to fully participate in Holdings' sale pursuant to this Section 5, Holdings shall give notice of such failure to the Class B Holders who did so elect (the "PARTICIPANTS"). Such notice may be made by telephone if confirmed in writing within two (2) days. The Participants shall have ten (10) days from the date such notice was given to agree to sell their pro rata share of the unsold portion. For purposes of this subsection, a Participant's pro rata share shall be the ratio of (x) the number of shares of Class B Common owned, or issuable upon exercise of vested options granted under the Plan to purchase Class B Common held, by such Participant to
(y) the total number of shares of Class B Common owned, or issuable upon exercise of vested options granted under the Plan to purchase Class B Common held, by all Participants and the total number of shares of the Company's capital stock owned by Holdings.

          (e) Each Participant shall effect its participation in the sale by promptly delivering to Holdings for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of shares that such Participant elects to sell.

          (f) The stock certificate or certificates that the Participant delivers to Holdings pursuant to subsection (e) above shall be transferred to the prospective purchaser in consummation of the sale of the stock pursuant to the terms and conditions specified in the

Notice, and Holdings shall concurrently therewith remit to such Participant that portion of the sale proceeds to which such Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibit such assignment or otherwise refuse to purchase shares or other securities from a Participant exercising its rights of co-sale hereunder, Holdings shall not sell to such prospective purchaser or purchasers any shares of the Company's capital stock unless and until, simultaneously with such sale, Holdings shall purchase such shares or other securities from such Participant.

          (g) The exercise or non-exercise of the rights of the Participants hereunder to participate in one or more sales of the Company's capital stock by Holdings shall not adversely affect their rights to participate in subsequent sales of capital stock by Holdings subject to this Section 5.

          (h)  EXEMPT TRANSFERS.

               (i) Notwithstanding the foregoing, the co-sale right of the Class B Holders shall not apply to: (i) any pledge of the Company's capital stock made pursuant to a bona fide loan transaction that creates a mere security interest; (ii) any transfer to an affiliate of EMC or Holdings; or (iii) any transfer to EMC's or Holdings' stockholders; provided that (A) Holdings shall inform the Class B Holders of such pledge or transfer prior to effecting it and
(B) the pledgee or transferee shall furnish the Company with a written agreement to be bound by and comply with all provisions of Section 5. Such transferred stock will remain subject to the provisions of this Section 5 and the holder of such transferred stock will be treated as Holdings for purposes of this Agreement.

               (ii) Notwithstanding the foregoing, the provisions of Section 5 shall not apply to the sale of any of the Company's capital stock (i) to the public pursuant to a registration statement filed with, and declared effective by the Commission under the Securities Act, or (ii) to the Company.

           (i) LEGEND. Any certificate issued to Holdings representing shares of the Company's capital stock subject to the foregoing co-sale right shall have endorsed thereon the following legend:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CO-SALE RIGHT IN FAVOR OF CERTAIN HOLDERS OF THE CORPORATION'S CLASS B COMMON STOCK, AS PROVIDED IN AN INVESTORS' RIGHTS AGREEMENT DATED AS OF OCTOBER 1, 1997 BY AND AMONG THE CORPORATION, McDATA HOLDINGS CORPORATION, EMC CORPORATION AND CERTAIN INVESTORS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO SUCH RIGHT IN VIOLATION OF THE TERMS OF SUCH RIGHT SHALL BE VOID."

SECTION 6. EXCHANGE RIGHT.

          (a) If the Company obtains advice in writing from a Nationally Recognized Investment Bank (as defined below) that in its reasonable judgment it should be possible for the Company to successfully complete a Qualified Public Offering and EMC does not use its best efforts (including giving any necessary consents or approvals) (i) to assist the Company with preparing a registration statement for filing with the Commission within six months thereafter and (ii) to cooperate with the Company in seeking to cause such registration statement to become effective, then the holders of a majority of the shares of the Company's Class B Common then outstanding (the "CLASS B ELECTING HOLDERS") may, by written election (the "ELECTION") delivered to EMC, require EMC to exchange their shares of Class B Common (the "ELECTING SHARES") for shares of EMC Common Stock and to offer to holders of vested options the right to exchange such options for cash (the options so electing shall be referred to as the "ELECTING OPTIONS"). Upon receipt of the Election, EMC agrees that it shall exchange the Electing Shares for shares of EMC Common Stock with an EMC Market Value (as defined below) equal to the Class B Fair Value (as defined below) of the Electing Shares and shall exchange the Electing Options for cash in an amount equal to the Class B Fair Value minus the exercise price of each Electing Option (all of the foregoing, hereinafter known as the "EXCHANGE RIGHT"). Within a reasonable period of time after notice of the Election from the Class B Electing Holders, EMC shall prepare and file a registration statement with the SEC that will seek to register shares of EMC Common Stock for the Electing Shares. EMC will exercise its reasonable best efforts to have such registration statement declared effective by the SEC and upon effectiveness, EMC shall distribute shares of EMC Common Stock to the Class B Holders who exercised the Exchange Right (the "EXCHANGE SHARES") within a reasonable period of time thereafter. Any cash payments to Electing Options will be made simultaneously with the distribution of the Exchange Shares. The foregoing sets forth the Class B Electing Holders' sole and exclusive remedy against EMC and Holdings with respect to any claims under this Section 6. The date for determining the EMC Market Value and Class B Fair Value shall be two (2) days before such exchange and payments are effected. Notwithstanding any of the foregoing, a Qualified Public Offering may be delayed by EMC or Holdings without liability to anyone as follows: (i) one time, for as long as considered necessary in the reasonable judgment of EMC and its accountants, to avoid loss of pooling of interests accounting treatment with respect to a completed or pending acquisition by EMC, (ii) one time, until thirty (30) days after the end of the then-current fiscal year, to enable the Company to remain part of a consolidated group with EMC, (iii) for such period of time deemed necessary in the reasonable judgment of EMC and its accountants in connection with an acquisition by EMC of the business or assets of another entity undertaken at the Company's request and on its behalf, and (iv) one time, for a period of six (6) months, for any reason in EMC's sole discretion (collectively, the "DELAY RIGHTS"). If the parties commence work on a public offering but the price and terms proposed by the managing underwriter would not satisfy the $30 million deal size and $500 million pre-offering valuation requirements, then EMC will not be obligated to complete such offering and the failure to do so will not trigger the Exchange Right.

          (b) For purposes of this Agreement, the following definitions shall apply:

               (i) The "CLASS B FAIR VALUE" shall mean the fair market value as determined by one or more Qualified Investment Banks. The Class B Fair Value shall be determined by a single Qualified Investment Bank unless EMC, Holdings or the Company, as applicable, and a majority in interest of the Class B Electing Holders or McDonnell, as applicable, agree to select two Qualified Investment Banks, in which case the Class B Fair Value shall be the average of the values determined by each of such Qualified Investment Banks.

               (ii) The "EMC MARKET VALUE" shall mean the average of (i) the closing price quoted on the New York Stock Exchange (NYSE) or, (ii) if EMC's Common Stock is not then listed, the closing price on the principal exchange upon which EMC's Common Stock is listed or the Nasdaq Stock Market (National Market), whichever is applicable, as published in the Western Edition of THE WALL STREET JOURNAL, for the five (5) trading days prior to the date of determination of the EMC Market Value.

               (iii) A "QUALIFIED INVESTMENT BANK" shall mean (i) a Nationally Recognized Investment Bank selected by mutual consent of EMC, Holdings or the Company, as applicable, and a majority in interest of the Class B Electing Holders or McDonnell, as applicable, or (ii) if EMC, Holdings or the Company, as applicable, and a majority in interest of the Class B Electing Holders or McDonnell, as applicable, are unable to agree on the selection of a Nationally Recognized Investment Bank, then a Nationally Recognized Investment Bank chosen by the American Arbitration Association.

               (iv) A "NATIONALLY RECOGNIZED INVESTMENT BANK" shall mean one of the top 15 U.S. investment banking firms in the previous calendar year ranked according to underwritten equity offerings as published in the Securities Data Corp. Annual Review.

          (c) The parties to this Agreement acknowledge and agree that the Employee Holders shall be express third party beneficiaries of this Agreement, entitled to enforce its terms.

SECTION 7. MCDONNELL'S PUT RIGHT.

          (a) If, at any time after the date hereof, McDonnell's employment with the Company (or any successor corporation) is terminated involuntarily by the Company (or any successor corporation) other than for Cause (as defined below) or if there occurs a Constructive Termination (as defined below), then McDonnell shall have the right (the "PUT RIGHT") to cause the Company to repurchase any or all of the McDonnell Securities at their Class B Fair Value (as defined in Section 6(b)(i)). The McDonnell Securities shall be valued as of the date he exercises his Put Right. McDonnell may exercise such Put Right by giving proper notice to the Company at the address specified in Section 8.9. The sale of the McDonnell Securities pursuant to the exercise of McDonnell's Put Right shall be consummated within thirty (30) days of the date on which the Company is deemed to have received notice from McDonnell. At the closing of the sale of the McDonnell Securities pursuant to the Put Right, McDonnell will tender the certificate representing such securities, duly endorsed for transfer, against payment of the Class B Fair

Value of such securities by certified check or wire transfer. The foregoing sets forth McDonnell's sole and exclusive remedy against the Company, Holdings and EMC with respect to any claim under this Section 7.

          (b) For purposes of this Section 7, the following terms shall have the following meanings:

               (i) "CAUSE" as used herein shall mean: (A) dishonesty which is not the result of an inadvertent or innocent mistake of McDonnell with respect to the Company or any of its subsidiaries; (B) willful misfeasance or nonfeasance of duty by McDonnell that materially injures the reputation, business or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors or executives; (C) any conduct which would be sufficient to criminally charge McDonnell with the commission of a crime involving moral turpitude or a crime other than a vehicle offense which could reflect in some material fashion unfavorably upon the business or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors or executives; (D) willful or prolonged absence from work by McDonnell (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by McDonnell to perform his duties and responsibilities without the same being corrected upon thirty (30) days prior written notice; or (E) if McDonnell materially violates any term of this Agreement or his Key Employee Agreement or the Company's employment policies and procedures (including but not limited to the Company's policies with respect to sexual harassment and discrimination).

               (ii) "CONSTRUCTIVE TERMINATION" as used herein shall mean: (A) if, after a Sale of the Company (as defined below): (1) the Company moves the Company's headquarters more than 35 miles from the Company's location in Broomfield, Colorado; or (2) if the Company unilaterally makes significant detrimental changes in McDonnell's job responsibilities or title, and such action or failure is not remedied after twenty (20) days written notice, and McDonnell elects to terminate this Agreement immediately upon written notice to the Company. "SALE OF THE COMPANY" means one or a series of related transactions resulting in (A) the consummation of a sale, transfer or other disposition of all or substantially all of the assets of the Company (determined on a consolidated basis) after the Closing to any person other than the Company or any of its direct or indirect subsidiaries, (B) any transfer of voting power with respect to the Company's capital stock after the Closing (whether effected by agreement among stockholders, irrevocable proxy, voting trust, issuance or transfer of capital stock, merger, consolidation or other reorganization or means, including a reorganization under bankruptcy or insolvency laws) if, as a result of such transfer, the stockholders of the Company as of the Closing no longer hold voting power sufficient to elect a majority of the Board (or such surviving or resulting corporation), or (C) the adoption by the Company of a plan of liquidation or dissolution (other than pursuant to a bankruptcy or insolvency) after the Closing.

SECTION 8. MISCELLANEOUS.

     8.1. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

     8.2. SURVIVAL. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Investor and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

     8.3. SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

     8.4. ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, the Common Stock Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

     8.5. SEVERABILITY. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     8.6. AMENDMENT AND WAIVER.

          (a) Except as otherwise expressly provided, this Agreement may be amended or modified only with the written consent of the Company and a majority in interest of the Investors. Except as otherwise expressly provided, the obligations of the Company and rights of the Investors under this Agreement may be waived with respect to an individual Investor, with the written consent of such Investor, or with respect to all Investors, with the written consent of a majority in interest of the Investors.

          (b) Sections 2, 8.3 and 8.8 of this Agreement may be amended or modified only with the written consent of the Company and the holders of a majority of the Registrable Securities. The obligations of the Company and the rights of the Holders under Sections 2, 8.3 and 8.8 of this Agreement may be waived with respect to an individual Holder, with the written consent of such Holder, or with respect to all Holders, with the written consent of the holders of a majority of the Registrable Securities.

          (c) Section 4 (except for Section 4.7) may be amended or modified only with the written consent of Holdings and the Company. Section 4.7 may be amended or modified only with the written consent of Holdings and McDonnell. Any right of Holdings specified in Section 4 of this Agreement may be waived only with the written consent of Holdings.

          (d) Sections 5 and 6 of this Agreement may be amended or modified only with the written consent of the Company and a majority in interest of the Class B Holders. The obligations of the Company and the rights of the Class B Holders under Sections 5 and 6 of this Agreement may be waived with respect to the rights of an individual Class B Holder, with written consent of such holder, or with respect to all Class B Holders, with the written consent of a majority in interest of the Class B Holders.

          (e) Section 7 of this Agreement may be amended or modified only with the consent of McDonnell and the Company. The rights of McDonnell and the obligations of the Company under Section 7 may be waived only with the consent of McDonnell.

          (f) Any subsection of this Section 8.6 may be amended only with the consent of the parties described therein.

          (g) Section 8.7 may be amended only with the consent of the parties in the referenced Sections directly affected thereby.

     8.7 TERMINATION OF CERTAIN RIGHTS. The rights set forth in Sections 5, 6 and 7 shall terminate and be of no further force and effect upon the consummation of a Qualified Public Offering of securities of the Company.

     8.8 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default or noncompliance under the Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

     8.9 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery, upon facsimile transmission (the receipt of which has been confirmed), one (1) day after deposit with a commercial overnight courier or five (5) days after deposit in any United States Post Office Box, by first class mail, postage prepaid. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

     8.10 ATTORNEYS' FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

     8.11 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     8.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this INVESTORS' RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:                                      INVESTORS:

MCDATA CORPORATION                            MCDATA HOLDINGS CORPORATION


By: /s/ John F. Mcdonnell                     By: /s/ Edward L. Breslow
    ----------------------------------            ------------------------------
Name:  John F. McDonnell                      Name:  Edward L. Breslow
Title:                                        Title: Vice President
Address: 310 Interlocken Parkway
         Broomfield, CO  80021
         Attn:  President


EMC CORPORATION                               /s/ John F. Mcdonnell
                                              ----------------------------------
                                              John F. McDonnell


By: /s/ Edward L. Breslow                     /s/ William Wood
    ----------------------------------        ----------------------------------
    Edward L. Breslow                         William Wood
    Vice President Corporate &
    Business Development
Address: 171 South Street
         Hopkinton, MA  01748
         Attn: General Counsel

                                    EXHIBIT A

                                  INVESTOR LIST


CLASS A COMMON STOCK INVESTOR:

MCDATA HOLDINGS CORPORATION                        with a copy to:
c/o EMC Corporation
171 South Street                                   MCDATA CORPORATION
Hopkinton, MA  01748                               310 Interlocken Parkway
Attn:  General Counsel                             Broomfield, CO  80021
                                                   Attn:  President
CLASS B COMMON STOCK INVESTORS:

JOHN F. MCDONNELL
c/o McDATA Corporation
310 Interlocken Parkway
Broomfield, CO  80021

WILLIAM WOOD
3125 Above Stratford Place
Austin, TX  78746

                                   EXHIBIT B-1

                             KEY EMPLOYEE AGREEMENT

                                   EXHIBIT B-2

                              CONSULTING AGREEMENT